Luby's Reports Second Quarter Fiscal 2013 Results

HOUSTON, March 20, 2013 /PRNewswire/ -- Luby's, Inc. (NYSE: LUB) ("Luby's") today announced its unaudited financial results for its twelve-week second quarter fiscal 2013, which ended on February 13, 2013.

Chris Pappas, President and CEO, remarked, "We continue to position our organization for growth, although our short-term performance was impacted by a decline in same store sales. Our operating teams performed admirably as consumers tightened their discretionary spending and we experienced inflation in food costs and other increases in expenses. Further, as we anticipated, our store level margins were also impacted by our newly-acquired Cheeseburger in Paradise operations. As we integrate its operations, we remain focused on enriching the customer experience, while implementing efficiencies and lowering operating costs. Over the past few years, we have demonstrated our ability to accomplish both at our Fuddruckers brand. We are confident that we will bring enhanced quality and generate stronger returns to Cheeseburger in Paradise.

"Fiscal 2013 year-to-date, we opened one Luby's Cafeteria and six Fuddruckers. We continue to build our new unit pipeline of locations. Our current pipeline includes locations for three Luby's Cafeterias and five Fuddruckers. For the remainder of the fiscal year, we plan to substantially complete one Luby's Fuddruckers combination location and one Fuddruckers end-cap location for opening in the fall 2013. In addition to the acquisition of twenty-three Cheeseburger in Paradise full service restaurants in December 2012, we are also growing our Fuddruckers franchise pipeline. We announced a domestic franchise development agreement for up to five units in North Dakota and a separate international development agreement to open up to eight Fuddruckers locations in Panama and two locations in Aruba. In 2013, we plan to continue to build on our initiatives to attract more customers to our growing portfolio of brands by improving our operations and guest experience and investing in our restaurants."

"Our guests have been impacted by both an increase in payroll taxes and higher gasoline prices since the beginning of the year. We are adjusting our fiscal year earnings per share guidance downward to a range of $0.21 to $0.25, from $0.27 to $0.30, before special items."

2013 Second Fiscal Quarter Review

  Restaurant sales grew 11.9% to $82.2 million, compared to $73.4 million in the same quarter last fiscal year, mainly due to the $7.7 million contribution from Cheeseburger in Paradise, which was acquired in December 2012, as well as the sales from our newly opened locations, including our side-by-side Luby's Cafeteria and Fuddruckers unit. Those increases were partially offset by a 0.6% decline in same store sales, as well as the impact of 4 store closures over the past year. The 94 Luby's locations generated $52.5 million in restaurant sales and the 66 company-operated Fuddruckers and Koo Koo Roo locations produced $21.9 million in restaurant sales.

TABLE 1: RESTAURANT SALES (IN THOUSANDS)

	Q2 FY2013 12 WEEKS ENDED 2/13/2013	Q2 FY2012 12 WEEKS ENDED 2/15/2012	% CHANGE

LUBY'S RESTAURANTS [1]	$ 52,535	$ 52,520	0.0%
FUDDRUCKERS AND KOO KOO ROO [2]	21,883	20,914	4.6%
CHEESEBURGER IN PARADISE	7,734	-
RESTAURANT SALES	$ 82,152	$ 73,434	11.9%

(1)	94 STORES AT THE END OF Q2-2013; 93 STORES AT THE END OF Q2-2012.
(2)	66 STORES AT THE END OF Q2-2013; 60 STORES AT THE END OF Q2-2012
  Same store sales declined 0.6%.  Same store sales results include the 149 restaurants (93 Luby's Restaurants and 54 Fuddruckers and 2 Koo Koo Roo locations) that have been open for 18 consecutive accounting periods. At Luby's Cafeterias, average spend per person increased 1.4% and customer traffic declined 2.0%. At Fuddruckers, average spend per customer grew 2.3% and customer traffic declined 2.5%. Sales declined at the two Koo Koo Roo locations, reducing total same store sales by approximately 0.2 percentage points. Fuddruckers franchise units totaled 119 at the end of the second quarter. Sales at the franchise units for the second quarter fiscal 2013 were comparable to the same quarter last fiscal year.

Table 2: Same Store Sales by Quarter

	Q1	Q2	Q3	Q4	Full Year

FY2013 Same-Store Sales:	0.2%	(0.6%)
FY2012 Same-Store Sales:	3.5%	2.2%	1.1%	2.4%	2.2%
  Store level profit, defined as restaurant sales less cost of food, payroll and related costs and other operating expenses, decreased to $10.0 million in the second quarter of fiscal 2013, or 12.1% of restaurant sales, from $11.1 million, or 15.2% of restaurant sales in the second quarter of fiscal 2012. Store level profit as a percentage of restaurant sales declined due to lower overall store level margins at Cheeseburger in Paradise. Without Cheeseburger in Paradise, store level profit margin would have been 13.3%. At our legacy restaurants, we also had increased food and restaurant hourly labor costs, as well as an increase in utilities, insurance, supplies, services and marketing expenses. Store level profit is a non-GAAP measure and reconciliation to income from continuing operations is presented after the financial statements.

In the second quarter fiscal 2013, we generated income from continuing operations of $0.6 million, or $0.02 per share, compared to $1.4 million, or $0.05 per share, in the same quarter last fiscal year. Results in each of fiscal 2013 and 2012 included various special items as outlined in the chart below.

Table 3: Reconciliation of income from continuing operations to income (loss) from continuing operations, before special items (1,2)

	Q2 FY2013		Q2 FY2012
Item	Amount ($000s)	Per Share ($)	Amount ($000s)	Per Share ($)
Income from Continuing Operations	$ 603	$ 0.02	$ 1,357	$ 0.05
(Gain) loss on disposal of assets	(872)	(0.03)	48	0.00
Cheeseburger Integration Costs	232	0.01
Income (loss) from Continuing Operations, before special items	$ (37)	$ ($0.00)	1,405	$ 0.05

(1)

The Company uses income from continuing operations, before special items, in analyzing its results, which is a non-GAAP financial measure. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The Company has reconciled income from continuing operations, before special items, to income from continuing operations, the nearest GAAP measure in context.

(2)	Per share amounts are per diluted share after tax.

Revenue Items

Total sales were $87.5 million in the second quarter fiscal 2013, up $8.1 million from $79.4 million in the comparable quarter in the prior fiscal year. Revenue from Culinary Contract Services declined to $3.7 million in the second quarter fiscal 2013 compared to $4.2 million in the same quarter last fiscal year. At the end of the second quarter fiscal 2013, we operated 18 facilities, down from 19 facilities at the end of the second quarter fiscal 2012. Franchise revenue declined to $1.5 million in the second quarter fiscal 2013 versus $1.7 million in the comparable quarter last fiscal year due to a reduction in unit count.

Operating Expense Review

Food costs as a percentage of restaurant sales increased to 28.9% in the second quarter fiscal 2013 from 28.3% in the comparable quarter last year, due to inflation in beef at our Luby's Cafeteria units, and chicken and seafood prices, as well as the impact of changes in the mix of menu offerings sold, including an increase in the quantity of free kids meals served. During the second quarter fiscal 2013, year-over-year food cost inflation in our basket of core food commodity purchases rose approximately 2.1% at our Luby's Cafeterias units. At our Fuddruckers restaurants, on the other hand, we experienced a 1.5% decline in core food commodity costs.

In the second quarter fiscal 2013, payroll and related costs as a percentage of restaurant sales increased to 35.1% from 34.6% in last year's second fiscal quarter, due to higher labor costs at Cheeseburger in Paradise. Excluding Cheeseburger in Paradise, our payroll and related costs were 34.6%, the same as last year, as increases in restaurant labor costs at our Fuddruckers restaurants were offset by declines in restaurant and management labor costs at Luby's Cafeterias. In the second quarter fiscal 2013, we added $181 thousand to our worker's compensation expense to reflect a higher estimated liability due to an increase in our insurance deductible in the quarter.

Other operating expenses include restaurant-related expenses for utilities, repairs and maintenance, advertising, insurance, supplies, services, and occupancy costs. As a percentage of restaurant sales, other operating expenses rose to 23.8% compared to 22.0% in the same quarter last fiscal year, primarily due to the addition of Cheeseburger in Paradise. Excluding Cheeseburger in Paradise, other operating expenses were 23.1%. The year-over-year increase from our Luby's Cafeterias and Fuddruckers operations were due to higher restaurant services, utilities, restaurant supplies, insurance and marketing and advertising spending, partially offset by lower repairs and maintenance expense. Much of the increase in each of the other operating expense categories is related to the operation of eight additional Fuddruckers restaurants and one additional Luby's cafeteria in the second quarter fiscal 2013 compared to the same quarter in the prior fiscal year. The decline in sales in our same-store group of restaurants and the typically higher operating costs for the first four to eight weeks after opening a new restaurant also contributed to the increase in operating costs as a percentage of sales. In addition, our insurance expense in the second quarter fiscal 2013 includes an increase to our general liability expense of $126 thousand related to an increase in claims experience. This increase in the second quarter of fiscal 2013 compares to a decrease of $100 thousand in the second quarter fiscal 2012.

Depreciation and amortization expense of $4.3 million in second quarter fiscal 2013 was up from $4.1 million in the same quarter last fiscal year. The additional depreciation was due to adding the Cheeseburger in Paradise assets, and depreciation related to capital expenditures for new construction and remodel activity, partially offset by the decrease in depreciation related to certain assets that reached the end of their depreciable lives.

General and administrative expenses rose to $7.6 million in the second quarter fiscal 2013 from $6.7 million in the same quarter last fiscal year due in part to the inclusion of Cheeseburger in Paradise costs in our results, including approximately $0.4 million in first year integration costs and $0.2 million in incremental Cheeseburger in Paradise expenses. The remaining increase was related to professional fees, corporate supply costs, and other expenses.

Capital Expenditures and Balance Sheet

At the end of the second quarter fiscal 2013, we had $2.9 million in cash, $173.6 million in shareholders' equity and $23.5 million available under our credit facility. We invested $6.5 million in capital expenditures in the second quarter fiscal 2013, including $2.4 million to purchase two parcels of land. We ended the second quarter fiscal 2013 with $25.5 million in debt, up from the $11.5 million outstanding at the end of the first quarter fiscal year 2013, as we drew from our credit facility to complete the purchase of all the Membership Units of Paradise Restaurants Group LLC, and certain of their affiliates (collectively known as, "Cheeseburger in Paradise,") and for the normal funding of property tax payments due in January.

We expect to invest approximately $24 million to $29 million in capital projects during fiscal 2013. The capital will be dedicated to our projected new unit growth, remodeling of existing restaurants, and the on-going maintenance of our operations. Additional capital expenditures above this level may occur to purchase land and begin construction of restaurants that will open subsequent to fiscal year 2013.

Fiscal Year to Date:

  Luby's generated restaurant sales of $156.1 million during the first two fiscal quarters of 2013. Luby's Cafeterias produced restaurant sales of $105.6 million, Fuddruckers contributed restaurant sales of $42.8 million, and Cheeseburger in Paradise added $7.7 million to restaurant sales.  We generated total restaurant sales of $146.6 million during the comparable quarters in fiscal 2012.
  Franchise revenue was $3.1 million in the first two quarters of both fiscal 2013 and 2012.
  Luby's Culinary Contract Services produced $7.5 million in sales for the first two quarters of fiscal 2013, down from $8.7 million during the comparable quarters of fiscal 2012.
  Store level profit declined to $19.7 million in the first two quarters of fiscal 2013, or 12.7% as a percent of restaurant sales. In the comparable period of fiscal 2012, store level profit was $21.2 million, or 14.4% of restaurant sales.

Outlook

Taking into consideration a slowing economic environment, we are lowering our expectations for same store sales from a previous range of 0.5% to 1.5% to "approximately flat to down 1.0%." Restaurants sales are projected to be in the range of $362 million to $368 million, which includes a contribution of approximately $37 million from the newly acquired Cheeseburger in Paradise operation. Earnings per diluted share are anticipated to grow to a range of $0.21 to $0.25 as the positive contribution from new stores is offset by the short term profit margin erosion at our legacy restaurants on flat to negative sales comparisons. This outlook is sensitive to changes in economic conditions and the effects of other risks and uncertainties described in the Company's annual and quarterly reports on Forms 10-K and 10-Q filed with the Securities Exchange Commission.

Luby's will continue to expand its geographic footprint and anticipates substantially completing two additional units by the end of fiscal 2013 for opening in the fall 2013.

Profitability is contingent on same store sales growth as well as effective management of our expenses. We remain cautious about the general political and economic environment and its impact on customer traffic.

Conference Call

Luby's will host a conference call tomorrow, March 21, 2013, at 10:00 a.m., Central Time, to discuss further its second fiscal quarter 2013 results. To access the call live, dial 480-629-9835 and ask for the Luby's conference call at least 10 minutes prior to the start time, or listen live over the Internet by visiting the events page in the investor relations section of www.lubys.com. For those who cannot listen to the live call, a telephonic replay will be available through March 28, 2013 and may be accessed by calling (303) 590-3030 and using the pass code 4604208#. Also, an archive of the webcast will be available after the call for a period of 90 days on the "Investors" section of the Company's website www.lubysinc.com.

About Luby's

Luby's, Inc. operates restaurants under the brands Luby's Cafeteria, Fuddruckers and Cheeseburger in Paradise and provides food service management through its Luby's Culinary Services division. The company-operated restaurants include 93 Luby's cafeterias, 64 Fuddruckers restaurants, 23 Cheeseburger in Paradise full service restaurants and bars, two Koo Koo Roo Chicken Bistros, and one Bob Luby's Seafood Grill. Its 93 Luby's Cafeterias are located throughout Texas and other states. Its Fuddruckers restaurants include 64 company-operated locations and 119 franchises across the United States (including Puerto Rico), Canada, and Mexico. Luby's Culinary Services provides food service management to 20 sites consisting of healthcare, higher education and corporate dining locations.

This press release contains statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical fact, are "forward-looking statements" for purposes of these provisions, including the statements under the caption "Outlook" and any other statements regarding scheduled openings of units, scheduled closures of units, sales of assets, expected proceeds from the sale of assets, expected levels of capital expenditures, effects of food commodity costs, anticipated financial results in future periods and expectations of industry conditions.

The Company cautions readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time-to-time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the Company. The following factors, as well as any other cautionary language included in this press release, provide examples of risks, uncertainties and events that may cause the Company's actual results to differ materially from the expectations the Company describes in its "forward-looking statements": general business and economic conditions; the impact of competition; our operating initiatives; fluctuations in the costs of commodities, including beef, poultry, seafood, dairy, cheese and produce; increases in utility costs, including the costs of natural gas and other energy supplies; changes in the availability and cost of labor; the seasonality of the Company's business; changes in governmental regulations, including changes in minimum wages; the effects of inflation; the availability of credit; unfavorable publicity relating to operations, including publicity concerning food quality, illness or other health concerns or labor relations; the continued service of key management personnel; and other risks and uncertainties disclosed in the Company's annual reports on Form 10-K and quarterly reports on Form 10-Q.

For additional information contact:

Dennard-Lascar Associates
713-529-6600
Ken Dennard / Sheila Stuewe
Investor Relations

Consolidated Statements of Operations (In thousands except per share data)

	Quarter Ended		Two Quarters Ended
	February 13, 2013	February 15, 2012	February 13, 2013	February 15, 2012
	(12 weeks)	(12 weeks)	(24 weeks)	(24 weeks)
SALES:
Restaurant sales	$ 82,152	$ 73,434	$ 156,120	$ 146,592
Culinary contract services	3,667	4,197	7,508	8,733
Franchise revenue	1,540	1,653	3,062	3,135
Vending revenue	119	131	241	278

TOTAL SALES	87,478	79,415	166,931	158,738
COSTS AND EXPENSES:
Cost of food	23,763	20,758	44,606	41,263
Payroll and related costs	28,817	25,400	54,346	50,487
Other operating expenses	19,593	16,147	37,434	33,660
Opening costs	261	42	467	77
Cost of culinary contract services	3,342	4,137	6,808	8,243
Depreciation and amortization	4,312	4,114	8,430	8,210
General and administrative expenses	7,616	6,737	14,994	13,547
Provision for asset impairments, net	—	—	90	175
Net loss (gain) on disposition of property and equipment	(1,321)	72	(1,563)	81

Total costs and expenses	86,383	77,407	165,612	155,743

INCOME FROM OPERATIONS	1, 095	2,008	1, 319	2,995
Interest income	2	2	4	3
Interest expense	(214)	(215)	(389)	(494)
Other income, net	207	165	451	351

Income before income taxes and discontinued operations	1,090	1,960	1,385	2,855
Provision for income taxes	487	603	566	928

Income from continuing operations	603	1,357	819	1,927
Loss from discontinued operations, net of income taxes	(400)	(269)	(487)	(636)

NET INCOME	$ 203	$ 1,088	$ 332	$ 1,291

Income per share from continuing operations:
Basic	$ 0.02	$ 0.05	$ 0.03	$ 0.07
Assuming dilution	0.02	0.05	0.03	0.07

Loss per share from discontinued operations:
Basic	$ (0.01)	$ (0.01)	$ (0.02)	$ (0.02)
Assuming dilution	(0.01)	(0.01)	(0.02)	(0.02)

Net income per share:
Basic	$ 0.01	$ 0.04	$ 0.01	$ 0.05
Assuming dilution	0.01	0.04	0.01	0.05

Weighted average shares outstanding:
Basic	28,206	28,365	28,500	28,329
Assuming dilution	28,417	28,410	28,698	28,359

The following table contains information derived from the Company's Consolidated Statements of Operations expressed as a percentage of sales. Percentages may not add due to rounding.

	Quarter Ended		Two Quarters Ended
	February 13,	February 15,	February 13,	February 15,
	2013	2012	2013	2012
	(12 weeks)	(12 weeks)	(24 weeks)	(24 weeks)

Restaurant sales	93.9%	92.5%	93.5%	92.3%
Culinary contract services	4.2%	5.3%	4.5%	5.5%
Franchise revenue	1.8%	2.1%	1.8%	2.0%
Vending revenue	0.1%	0.2%	0.1%	0.2%
TOTAL SALES	100%	100%	100%	100%

COSTS AND EXPENSES:
(As a percentage of restaurant sales)
Cost of food	28.9%	28.3%	28.6%	28.1%
Payroll and related costs	35.1%	34.6%	34.8%	34.4%
Other operating expenses	23.8%	22.0%	24.0%	23.0%
Store level profit	12.1%	15.2%	12.7%	14.4%

(As a percentage of total sales)
General and administrative expenses	8.7%	8.5%	9.0%	8.5%
INCOME FROM OPERATIONS	1.3%	2.5%	0.8%	1.9%

Consolidated Balance Sheets (In thousands)

	February 13, 2013	August 29, 2012
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$ 2,897	$ 1,223
Trade accounts and other receivables, net	3,722	4,000
Food and supply inventories	4,507	3,562
Prepaid expenses	2,880	3,008
Assets related to discontinued operations	33	42
Deferred income taxes	1,912	1,932

Total current assets	15,951	13,766
Property held for sale	602	602
Assets related to discontinued operations	5,667	4,844
Property and equipment, net	180,190	173,633
Intangible assets, net	28,507	26,679
Goodwill	338	195
Deferred incomes taxes	8,707	9,354
Other assets	3,980	1,767

Total assets	$ 243,942	$ 231,017

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$ 16,339	$ 14,849
Liabilities related to discontinued operations	368	442
Accrued expenses and other liabilities	18,894	20,646

Total current liabilities	35,601	35,937
Credit facility debt	25,500	13,000
Liabilities related to discontinued operations	302	1,133
Other liabilities	8,983	8,288

Total liabilities	70,386	58,358

Commitments and Contingencies
SHAREHOLDERS' EQUITY
Common stock, $0.32 par value; 100,000,000 shares authorized; Shares issued were 28,732,692 and 28,677,203, respectively; Shares outstanding were 28,232,692 and 28,177,203, respectively	9,194	9,176
Paid-in capital	25,078	24,532
Retained earnings	144,059	143,726
Less cost of treasury stock, 500,000 shares	(4,775)	(4,775)

Total shareholders' equity	173,556	172,659

Total liabilities and shareholders' equity	$ 243,942	$ 231,017

Consolidated Statements of Cash Flows (In thousands)

	Two Quarters Ended
	February 13, 2013	February 15, 2012
	(24 weeks)	(24 weeks)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 332	$ 1,291
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for asset impairments, net of gains/losses on property sales	(967)	778
Depreciation and amortization	8,467	8,247
Amortization of debt issuance cost	52	52
Non-cash compensation expense	157	108
Share-based compensation expense	371	297
Tax increase on stock options	37	—
Deferred tax (benefit) expense	(115)	415

Cash provided by operating activities before changes in operating assets and liabilities	8,334	11,188
Changes in operating assets and liabilities, net of business acquisition:
Decrease in trade accounts and other receivables	277	571
Increase in food and supply inventories	(945)	(690)
Decrease (increase) in prepaid expenses and other assets	260	(503)
Decrease in accounts payable, accrued expenses and other liabilities	(359)	(441)

Net cash provided by operating activities	7,567	10,125

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from disposal of assets and property held for sale	3,571	1,316
Purchases of property and equipment	(11,435)	(9,247)
Acquisition of Cheeseburger in Paradise	(10,706)	—
Decrease (increase) in note receivable	20	(197)

Net cash used in investing activities	(18,550)	(8,128)

CASH FLOWS FROM FINANCING ACTIVITIES:
Credit facility borrowings	37,100	19,200
Credit facility repayments	(24,600)	(21,200)
Proceed from exercise of stock options	157	—
Debt issuance costs	—	(1)

Net cash provided by (used in) financing activities	12,657	(2,001)

Net increase (decrease) in cash and cash equivalents	1,674	(4)
Cash and cash equivalents at beginning of period	1,223	1,252

Cash and cash equivalents at end of period	$ 2,897	$ 1,248

Cash paid for:
Income taxes	$ —	$ —
Interest	334	423

Although store level profit, defined as restaurant sales less cost of food, payroll and related costs and other operating expenses is a non-GAAP measure, we believe its presentation is useful because it explicitly shows the results of our most significant reportable segment. The following table reconciles between store level profit, a non-GAAP measure to income from continuing operations, a GAAP measure:

	Quarter Ended		Two Quarters Ended
	February 13, 2013	February 15, 2012	February 13,2013	February 15, 2012

	(12 weeks)	(12 weeks)	(24 weeks)	(24 weeks)
	(In thousands)

Store level profit	$ 9,979	$ 11,129	$ 19,734	$ 21,182

Plus:
Sales from vending revenue	119	131	241	278
Sales from culinary contract services	3,667	4,197	7,508	8,733
Sales from franchise revenue	1,540	1,653	3,062	3,135

Less:
Opening costs	261	42	467	77
Cost of culinary contract services	3,342	4,137	6,808	8,243
Depreciation and amortization	4,312	4,114	8,430	8,210
General and administrative expenses	7,616	6,737	14,994	13,547
Provision for asset impairments, net	—	—	90	175
Net loss (gain) on disposition of property and equipment	(1,321)	72	(1,563)	81
Interest income	(2)	(2)	(4)	(3)
Interest expense	214	215	389	494
Other income, net	(207)	(165)	(451)	(351)
Provision for income taxes	487	603	566	928

Income from continuing operations	$ 603	$ 1,357	$ 819	$ 1,927